Exhibit (g)


            LCM INTERNET GROWTH FUND, INC.
             INVESTMENT ADVISORY AGREEMENT


     THIS AGREEMENT is entered into as of the 15th day of October, 1999, between LCM Internet Growth Fund,
Inc., a Maryland corporation (the "Corporation") and
LCM Capital Management, Inc., an Illinois corporation
(the "Adviser").

                  W I T N E S S E T H

     WHEREAS, the Corporation is a closed-end investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act").

     WHEREAS, the Adviser is a registered investment adviser, formed to render investment advisory services.

     WHEREAS, in managing the Corporation's assets, as well as in the conduct of certain of its affairs, the Corporation seeks the benefit of the Adviser's services and its assistance in performing certain managerial functions. The Adviser desires to furnish such services and to perform the functions assigned to it under this Agreement for the consideration provided for herein.

     NOW THEREFORE, the parties mutually agree as follows:

     1. Appointment of the Adviser. The Corporation hereby appoints the Adviser as its investment adviser, and the Adviser accepts the appointment. Subject to the direction of the Board of Directors (the
"Directors") of the Corporation, the Adviser shall manage the investment and reinvestment of the Corporation's assets in accordance with the Corporation's investment objective and policies and limitations, for the period and upon the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Articles of Incorporation and By-Laws of the Corporation as may from time to time be in force.

     2. Expenses Paid by the Adviser. In addition to the expenses which the Adviser may incur in the performance of its responsibilities under this Agreement, and the expenses which it may expressly undertake to incur and pay, the Adviser shall incur and pay the following expenses:

          (a) All reasonable compensation, fees and related expenses of the Corporation's officers and its Directors, except for such Directors who are not interested persons (as that term is defined in Section
2(a)(19) of the 1940 Act) of the Adviser (except as provided in subsection (c), below);

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          (b)  All expenses related to the rental and
maintenance of the principal offices of the Corporation; and

          (c)  All organizational expenses of the
Corporation (including all reasonable compensation, fees and related expenses of the Corporation's interested and disinterested Directors incurred in connection with the Corporation's organizational meeting) and all expenses incurred in connection with the Corporation's initial public offering of common stock.

     3. Investment Advisory Functions. In its capacity as investment adviser, the Adviser shall have the following responsibilities:

          (a) To furnish continuous advice and recommendations to the Corporation, as to the acquisition, holding or disposition of any or all of the securities or other assets which the Corporation may own or contemplate acquiring from time to time;

          (b) To cause its officers to attend meetings and furnish oral or written reports, as the Corporation may reasonably require, in order to keep the Directors and appropriate officers of the Corporation fully informed as to the condition of the investments of the Corporation, the investment recommendations of the Adviser and the investment considerations which have given rise to those recommendations; and

          (c) To supervise the purchase and sale of securities or other assets as directed by the appropriate officers of the Corporation.

The services of the Adviser are not to be deemed exclusive and the Adviser shall be free to render similar services to others as long as its services for others does not in any way hinder, preclude or prevent the Adviser from performing its duties and obligations under this Agreement. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Corporation or to any shareholder for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     4. Obligations of the Corporation. The Corporation shall have the following obligations under this
Agreement:

          (a) To keep the Adviser continuously and fully informed as to the composition of the Corporation's investments and the nature of all of its assets and liabilities;

          (b) To furnish the Adviser with a copy of any financial statement or report prepared for it by certified or independent public accountants, and with copies of any financial statements or reports made to the Corporation's shareholders or to any governmental body or securities exchange;

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          (c)  To furnish the Adviser with any further materials
or information which the Adviser may reasonably request to enable it to perform its functions under this Agreement; and

          (d) To compensate the Adviser for its services in accordance with the provisions of paragraph 5 hereof.

     5.   Compensation.  The Corporation will pay the
Adviser a fee for its services (the "Advisory Fee") at the annual rate of 1.00% of the Corporation's average daily net assets. The Advisory Fee shall be accrued each calendar day during the term of this Agreement and the sum of the daily fee accruals shall be paid monthly as soon as practicable following the last day of each month. The daily fee accruals will be computed by multiplying 1/365 by the annual rate and multiplying the product by the net asset value of the Corporation as determined in accordance with the Corporation's registration statement as of the close of business on the previous day on which the American Stock Exchange
(or such other exchange on which the Corporation's shares are principally traded) was open for business, or in such other manner as the parties agree. The
Adviser may from time to time and for such periods as it deems appropriate reduce its compensation and/or assume expenses of the Corporation.

     6.   Expenses Paid by Corporation.

          (a) Except as provided in this paragraph, nothing in this Agreement shall be construed to impose upon the Adviser the obligation to incur, pay or reimburse the Corporation for any expenses not specifically assumed by the Adviser under paragraph 2 above. Except as noted in paragraph 2 above, the Corporation shall pay or cause to be paid all of its expenses, including, but not limited to, investment adviser fees; direct charges relating to the purchase and sale of portfolio securities; interest charges; fees and expenses of attorneys and auditors; taxes and governmental fees;
costs of stock certificates and any other expenses
(including clerical expenses) of issuance, sale or repurchase of the Corporation's shares of common stock;
expenses in connection with the Corporation's
Distribution Reinvestment Plan; membership fees in trade associations; expenses of maintaining any stock exchange listings of the Corporation's shares of common stock; expenses of printing and distributing reports, prospectuses, notices and proxy materials; expenses of corporate data processing and related services;
shareholder record keeping and shareholder account services (including salaries of shareholder relations personnel); expenses of printing and filing reports and other documents filed with governmental agencies;
expenses of shareholders' meetings; fees and disbursements of the Corporation's administrator, fund accountant, transfer agent and custodian; expenses of disbursing dividends and distributions; fees, expenses and out-of-pocket costs of Directors who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Adviser;
insurance premiums and litigation costs; and indemnification.

          (b) If expenses borne by the Corporation in any fiscal year (including the Adviser's fee, but excluding taxes, interest, brokerage commissions and similar fees) exceed those set forth in any statutory or regulatory formula applicable to the Corporation, the Adviser will reimburse the Corporation for any excess.

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     7.   Brokerage Commissions.  For purposes of this
Agreement, brokerage commissions paid by the Corporation upon the purchase or sale of securities shall be considered a cost of the securities of the Corporation and shall be paid by the Corporation. The
Adviser is authorized and directed to place such transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that the Adviser may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of the Adviser. In placing portfolio business with such broker or dealers, the Adviser shall seek the best execution of each transaction, and all such brokerage placement shall be made in compliance with Section
28(e) of the Securities Exchange Act of 1934, as amended, and other applicable state and federal laws.
Notwithstanding the foregoing, the Corporation shall retain the right to direct the placement of all such transactions, and the Directors may establish policies or guidelines to be followed by the Adviser in placing such transactions pursuant to the foregoing provisions.

     8. Proprietary Rights. The Adviser has proprietary rights in the Corporation's name. The Corporation acknowledges and agrees that the Adviser may withdraw the use of such name should it cease to act as the investment adviser to the Corporation.

     9. Termination. This Agreement may be terminated at any time, without penalty, by the Directors or the shareholders of the Corporation acting by the vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section
2(a)(42) of the 1940 Act), provided in either case that 60 days' written notice of termination be given to the Adviser at its principal place of business. This
Agreement may also be terminated by the Adviser at any time by giving 60 days' written notice of termination to the Corporation, addressed to its principal place of business.

     10. Assignment. This Agreement shall terminate automatically in the event of any assignment (within the meaning of Section 2(a)(4) of the 1940 Act) of this Agreement.

     11. Term. This Agreement shall begin as of the date hereof and shall continue in effect for two years from the date hereof and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually (i) by the vote of a majority of the Directors of the Corporation, including a majority of the Directors who are not parties to this Agreement or "interested persons" of any such party (as defined in the 1940 Act), cast in person at a meeting called for that purpose or (ii) by the vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Corporation.

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     12.  Amendments.  This Agreement may be amended by the
mutual consent of the parties, provided that the terms of each such amendment shall be approved by the Directors or by the affirmative vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of the Corporation.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, provided, however that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Investment Advisers
Act of 1940, as amended, or the rules and regulations promulgated with respect to such respective Acts.


                              The Adviser:

                              LCM CAPITAL MANAGEMENT, INC.



                              By:  /s/ Barry J. Glasgow
                                -----------------------
                                 Barry J. Glasgow, Chief Investment Officer



                              The Corporation:

                              LCM INTERNET GROWTH FUND, INC.

                              By:  /s/ Michael R. Grady, Jr.
                                 --------------------------------
                                 Michael R. Grady, Jr., President